As filed with the Securities and Exchange Commission on July 23, 1998

                                                      REGISTRATION NO. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            GENERAL ELECTRIC COMPANY
             (Exact name of registrant as specified in its charter)

           New York                                   14-0689340
(State or other jurisdiction of
incorporation or organization)             (I.R.S. Employer Identification No.)

                              3135 Easton Turnpike
                          Fairfield, Connecticut 06431
          (Address of Principal Executive Offices, including Zip Code)

                                Robert E. Healing
                                Corporate Counsel
                              3135 Easton Turnpike
                          Fairfield, Connecticut 06431
                     (Name and address of agent for service)
                                 (203) 373-2243
          (Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to public: From time to time following the effectiveness of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/


                         CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
                                              PROPOSED MAXIMUM      PROPOSED MAXIMUM
TITLE OF  EACH CLASS OF      AMOUNT TO BE     OFFERING PRICE PER    AGGREGATE OFFERING         AMOUNT OF
SECURITIES TO BE             REGISTERED       SHARE <F2>            PRICE <F2>                 REGISTRATION FEE
REGISTERED                   <F1>
----------------------------------------------------------------------------------------------------------------
Common Stock, $0.16 par          50,000             $95.625              $4,781,250.00            $1,410.47
value                            shares
----------------------------------------------------------------------------------------------------------------

<F1>  Plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.
<F2>  Calculated pursuant to Rule 457(c), based on the average of the high and low prices for the Common Stock on the New York Stock Exchange Composite
      Tape for July 20, 1998.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                            GENERAL ELECTRIC COMPANY

                                  50,000 SHARES

                         COMMON STOCK ($0.16 PAR VALUE)

        This Prospectus relates to the sale of up to 50,000 shares of Common Stock (the "Common Stock") of the General Electric Company ("GE") pursuant to the GE Stock-Based Compensation and Incentive Plan for Consultants, Advisors and Independent Contractors (the "Plan").
        GE's principal executive offices are at 3135 Easton Turnpike, Fairfield, CT 06431 (Telephone: (203) 373-2475).

      GE's Common Stock is listed on the New York and Boston Stock Exchanges. It is also listed on a number of foreign exchanges including the London Stock Exchange and the Paris Bourse.

      On July 20, 1998, the reported last sale price of the Common Stock on the New York Stock Exchange was $95.50 per share.



       -------------------------------------------------------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

       -------------------------------------------------------------------


                The date of this Prospectus is ____________, 1998

                       GENERAL INFORMATION ABOUT THE PLAN

INTRODUCTION

      The GE Stock-Based Compensation and Incentive Plan for Consultants, Advisors and Independent Contractors (the "Plan") was adopted by GE's Board of Directors on March 14, 1997. The purpose of the Plan is to make stock-based compensation available to consultants, independent contractors and similar non-employees of GE who provide services to GE, to align such individuals' interests with those of GE's share owners. Each individual to whom a grant has been made has been furnished a copy of the Plan. Any individual who renders services to GE or its affiliates is eligible to participate in the Plan, in the discretion of the Committee that administers the Plan.

STOCK OPTIONS - DETERMINATION OF PRICE OF THE COMMON STOCK

      The options have an exercise price of $51.125 per share. The options expire on December 19, 2006. The purchase price for the shares subject to the options is 100% of the market value of the Common Stock on the date the options were granted, as provided by the Plan. The option grants contain the specific terms and conditions relating to the options. Each optionee is referred to the Plan and his or her option documents for a complete statement of the terms and provisions of his or her options.

     Shares of GE common stock issued upon the exercise of the options will be freely transferable.

      Options are nonassignable and nontransferable and are exercisable only by the holder or the holder's guardian or legal representative. Payment for the shares under options shall be made in full in cash, stock or a combination thereof.

ADMINISTRATION

     The Plan is administered by the Management Development and Compensation Committee of GE's Board of Directors (the "Committee"). As of the date hereof, the Committee consisted of Directors Cathcart (Chairman), Gonzalez, Michelson, Rhodes and Sigler. The address of each in his or her capacity as a member of the Committee is 3135 Easton Turnpike, Fairfield, Connecticut 06431.

      The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

SECURITIES SUBJECT TO THE PLAN

     The total number of shares of Common Stock which may be delivered under the Plan will not exceed 10,000,000 shares (as adjusted for the 2-for-1 stock split effective April 28, 1997), subject to adjustment for any changes in the Common Stock or any option granted under the Plan as a result of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, exchange of stock or other change in corporate structure. The Plan permits either treasury or authorized but unissued shares to be used.

TAX ASPECTS

      Optionees should consult with tax advisors prior to exercising options, to be sure they understand the tax consequences of the option exercise. The following is a general summary of the Federal income tax consequences of the granting and exercise of stock options. This discussion is not intended to provide specific tax advice.

      All options granted under the Plan are non-statutory options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended.

      The grant of an option does not produce taxable income to the option holder. Generally, upon exercise of an option, the excess of the fair market value of the Common Stock over the option exercise price is taxable to the option holder as ordinary income. For example, if an optionee exercised an option having an exercise price of $51.125 per share when the fair market value GE common stock was $91.125 per share, the optionee would recognize ordinary income of $40 per share on the exercise. If the optionee exercised 100 options, receiving 100 shares of stock, he or she would recognize taxable ordinary income of $4,000 using the same example.

      Optionees are responsible for the tax liability incurred upon exercise of the option. GE is not required to, and does not, withhold any tax upon exercise of the option for optionees who are not employees of GE.

      The tax basis for the Common Stock acquired is the fair market value on the date of exercise, and the holding period for the Common Stock begins on the date of exercise. Optionees should consult with tax advisors prior to selling stock received on exercise of options, to be sure they understand the tax consequences of selling stock.

      Optionees who are subject to tax in other jurisdictions should consult their tax advisors as to the tax effect in such jurisdictions.

AMENDMENT OF OPTIONS AND THE PLAN

      The Board may amend or terminate the Plan, or any options granted under the Plan, without the consent of any share owner or other person, but no amendment or termination may impair rights of any holder of an option under the Plan without the written consent of the affected person.

ADDITIONAL INFORMATION ABOUT GE STOCK AND THE PLAN

     VOTING. If you own GE stock, you will receive proxy materials, reports to share owners, and other materials sent to GE share owners. Each share of GE common stock is entitled to one vote on each matter put to a vote of the share owners.

     DIVIDENDS. The Board of Directors determines dividend record and payment dates, and dividend rates. The Board of Directors may change the amount and timing of dividends at any time, without notice.

     STOCK SPLITS AND STOCK DIVIDENDS. Your options, as well as any GE stock you own, will be adjusted to reflect any additional shares of GE stock distributed as a stock split, stock dividend or other distribution based on GE stock.

     RESPONSIBILITY. Neither GE nor the Committee will be liable for actions taken in good faith in administering the Plan, or for actions required by law, or for good faith omissions to act.

     Your options represent a potential investment in GE stock, which may increase or decrease in value. You are responsible for the investment decisions regarding your options. Neither GE nor the Plan can provide investment advice.

     Tax consequences of stock options can vary depending on each optionee's tax situation. You are responsible for consulting with tax advisors to determine the tax effect of stock option exercises and stock ownership in light of current and proposed federal, state, local, foreign and other tax laws.

     You are responsible for costs that you incur in connection with exercising your options or selling stock you receive on exercise of options -- for example, brokerage fees if you choose to sell stock through a broker when you exercise your options, or delivery fees for certificates we send to you by means other than first class mail, at your request.

     FOREIGN PARTICIPATION. If you live outside the U.S., you should first determine if there are any laws or governmental regulations that would affect the actions you take with respect to your options, or affect the terms of your option or the Plan. Tax consequences of Plan participation may vary under foreign laws or regulations. You should determine the tax treatment of stock options and stock ownership before you decide to exercise your options.

     USE OF PROCEEDS. Proceeds from the sale of GE treasury shares through the Plan, if any, will be used by GE for general corporate purposes.

     LEGAL MATTERS. The Plan is governed by the laws of the State of New York, GE's state of incorporation. GE's Corporate Counsel, Robert E. Healing, has given GE his legal opinion regarding the validity of the GE stock offered by this Prospectus.

     INDEPENDENT PUBLIC ACCOUNTANTS. KPMG Peat Marwick LLP, independent certified public accountants, audited GE's consolidated financial statements for the year ended December 31, 1997. GE's Annual Report on Form 10-K includes these financial statements and the auditors' report. This Prospectus incorporates the financial statements and report by reference, relying on KPMG Peat Marwick LLP's authority as experts in accounting and auditing.


                          GENERAL INFORMATION ABOUT GE

     GE is a diversified technology, manufacturing and services company. GE operates in more than 100 countries around the world, including 250 manufacturing plants in 26 different nations. GE employs 276,000 people worldwide, including 165,000 in the United States. For the year ended December 31, 1997, GE reported revenues of $90.84 billion, and net earnings of $8.20 billion. GE's principal executive offices are located at 3135 Easton Turnpike, Fairfield, CT 06431 (telephone (203) 373-2211).

     WHERE TO OBTAIN ADDITIONAL INFORMATION ABOUT GE. GE files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any such reports, statements or other information that GE files, at the SEC's Public Reference Room at 450 Fifth Street, N.W., in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. GE's SEC filings are also available from the New York Stock Exchange, from commercial document retrieval services and from the Internet site maintained by the SEC at http://www.sec.gov.

     The SEC allows GE to "incorporate by reference" the information it files with the SEC. This means that important disclosures contained in GE's SEC filings, although not repeated in this Prospectus, are considered to be included in this Prospectus, because the filings are listed below. Later information filed with the SEC will update and supersede the information in the documents listed below. These later filings also will be considered to be included in this Prospectus. The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, comprise the incorporated documents:

1. GE's Annual Report on Form 10-K for the year ended December 31, 1997.

2. GE's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

3. The description of GE stock contained in the Registration Statement on Form S-4 (File No. 333-30845), and any document filed which updates such description.

     For information about GE, you should rely only on the information contained in this Prospectus or incorporated by reference. GE has not authorized anyone else to provide you with different or additional information. The information in this Prospectus is accurate as of the date of the Prospectus. This information will be updated by means of supplemental or revised prospectuses, and by the future filing of GE's reports with the SEC, described above.

     GE will provide, without charge, a copy of any or all of the documents incorporated by reference in this Prospectus (but not exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). Direct your request for copies to GE Corporate Investor Communications; 3135 Easton Turnpike; Fairfield, CT 06431 (telephone (203) 373-2816). Information about GE is also available at GE's Internet site at http://www.ge.com.

                                    PART II.

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

             Accounting Fees..............................................$5,000
             Legal Fees......................................................800
             Printing and Mailing Expenses...................................100
             Miscellaneous...................................................100
                                                                          ------
                        Total Expenses....................................$6,000
                                                                          ======



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 6 of the Registrant's Certificate of Incorporation, as amended, provides as follows:

         A person who is or was a director of the corporation shall have no personal liability to the corporation or its shareholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the Business Corporation Law of the State of New York.

Article XI of the Registrant's By-laws, as amended, provides as follows:

A. The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the Company and who is or was made or threatened to be made a party to or involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation, of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorney's fees, incurred in connection with such action or proceeding or any appeal therein; provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The benefits of this Paragraph a shall extend to the heirs and legal representatives of any person entitled to indemnification under this paragraph.

B. The Company may, to the extent authorized from time to time by the board of Directors, or by a committee comprised of members of the Board or members of management as the Board may designate for such purpose, provide indemnification to employees or agents of the Company who are not officers or directors of the Company with such scope and effect as determined by the Board, or such committee.


C. The Company may indemnify any person to whom the Company is permitted by applicable law to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these By-laws authorize the creation of other rights in any such manner. The right to be indemnified and to the reimbursement or advancement of expenses incurred in defending a proceeding in advance of its final disposition authorized by this Paragraph C shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-laws, agreement, vote of shareholders or disinterested directors or otherwise.

D. The right to indemnification conferred by Paragraph A shall, and any indemnification extended under Paragraph B or Paragraph C may, be retroactive to events occurring prior to the adoption of this Article XI, to the fullest extent permitted by applicable law.

E. This Article XI may be amended, modified or repealed either by action of the Board of Directors of the Company or by the vote of the shareholders.

ITEM 16.  EXHIBITS.

See Exhibit Index.

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;


               (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act as is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fairfield, State of Connecticut, on July 23, 1998.

                                           GENERAL ELECTRIC COMPANY


                                           By:  *Dennis D. Dammerman
                                                 -----------------------------
                                                 Senior Vice President-Finance


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


SIGNATURE                   TITLE                                 DATE


*Dennis D. Dammerman        Senior Vice President-Finance
                            Principal Financial Officer


/s/Philip D. Ameen          Vice President and Comptroller        July 23, 1998
------------------
Philip D. Ameen             Principal Accounting Officer


*John F. Welch, Jr.         Chairman of the Board of Directors
                            Principal Executive Officer

*James I. Cash, Jr.         Director
*Silas S. Cathcart          Director
*Paolo Fresco               Director
*Claudio X. Gonzalez        Director
*Gertrude G. Michelson      Director
*Eugene F. Murphy           Director
*Sam Nunn                   Director
*John D. Opie               Director
*Roger S. Penske            Director
*Frank H. T. Rhodes         Director
*Andrew C. Sigler           Director
*Douglas A. Warner III      Director

A Majority of the Board of Directors



*By: /s/Philip D. Ameen
     ---------------------------------
     Philip D. Ameen, Attorney-in-Fact

                                  EXHIBIT INDEX




Exhibit4:      Restated Certificate of Incorporation and By-laws of the
               Registrant, incorporated by reference to Exhibit 4 to the Registrant's Current Report on Form 8-K dated April 28, 1997.

Exhibit 5      Opinion of Robert E. Healing*

Exhibit 23(a): Consent of KPMG Peat Marwick LLP*

Exhibit 23(b): Consent of Robert E. Healing (included in Exhibit 5)*

Exhibit 24:    Power of Attorney of certain Officers and Directors of GE*

--------------------------------
* Filed electronically herewith.